Exhibit 99.B.(d)(87)

AMENDMENT TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT TO THE INVESTMENT SUB-ADVISORY AGREEMENT (“the Amendment”) is being entered into effective as of the 31st day of October 2005, by and among SEI Investments Management Corporation (the “Adviser”), and Bridgewater Associates, Inc., a Connecticut corporation (the “Sub Adviser”).

All capitalized terms used in this Amendment and not expressly defined herein shall have the same respective meanings set forth for such terms in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Adviser and the Sub-Adviser (collectively, the “Parties”) entered into that certain Investment Sub-Advisory Agreement dated as of the 30th day of September, 2005 (the “Agreement”), which sets forth the terms and conditions upon which the Sub-Adviser provides investment sub-advisory services to those series of the SEI Institutional Managed Trust as set forth in Schedule A of the Agreement, and

WHEREAS, the Parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged and confirmed, the Parties hereby agree as follows:

1.                                      Schedule A, dated as of September 30, 2005, shall be deleted in its entirety and replaced with a new Schedule A amended as of October 31, 2005, attached hereto.

2.                                      Schedule B, dated as of September 30, 2005, shall be deleted in its entirety and replaced with a new Schedule B amended as of October 31, 2005, attached hereto.

3.                                      This Amendment may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original agreement, and all of which together shall constitute one and the same agreement.

4.                                      This Amendment shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

5.                                      Except as expressly modified or amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed and delivered for and on behalf of the undersigned to be effective as of the day and year first above written.

SEI Investments Management Corporation		Bridgewater Associates, Inc.

By:	/s/ Sofia A. Rosala	By:	/s/ Peter R. La Tronica

Name:	Sofia A. Rosala	Name:	Peter R. La Tronica

Title:	Vice President & Assistant Secretary	Title:	Vice President

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Bridgewater Associates, Inc.

As of September 30, 2005, as amended October 31, 2005

SEI INSTITUTIONAL MANAGED TRUST

Core Fixed Income Fund

Large Cap Diversified Alpha Fund

Agreed and Accepted:

SEI Investments Management Corporation	Bridgewater Associates, Inc.

By:	By:

/s/ Sofia A. Rosala	/s/ Peter R. La Tronica

Name:	Name:

/s/ Sofia A. Rosala	Peter R. La Tronica

Title:	Title:

Vice President & Assistant Secretary	Vice President

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Bridgewater Associates, Inc.

As of September 30, 2005, as amended October 31, 2005

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI INSTITUTIONAL MANAGED TRUST

Core Fixed Income Fund

Large Cap Diversified Alpha Fund

Agreed and Accepted:

SEI Investments Management Corporation	Bridgewater Associates, Inc.

By:	By:

/s/ Sofia A. Rosala	/s/ Peter R. La Tronica

Name:	Name:

Sofia A. Rosala	Peter R. La Tronica

Title:	Title:

Vice President & Assistant Secretary	Vice President